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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          DIGITAL THEATER SYSTEMS, INC.


      Digital Theater Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

            FIRST: That the resolutions were duly adopted by the Corporation's Board of Directors (the "Board") setting forth a proposed amendment to the Corporation's existing Amended and Restated Certificate of Incorporation, and declaring such amendment to be advisable and recommended for approval by the Corporation's stockholders. The resolutions setting forth the proposed amendment are as follows:

            RESOLVED, that the Board hereby determines that it is in the best interests of the Corporation and its stockholders to amend and replace in their entirety the first two sentences of Article IV of the Corporation's Amended and Restated Certificate of Incorporation to read as follows:

      "This corporation is authorized to issue two classes of stock, which shall be designated as `Common Stock' and `Preferred Stock,' respectively. The total number of shares which this corporation is authorized to issue is 85,000,000 shares. Seventy million (70,000,000) shares shall be Common Stock, $.0001 par value per share, and fifteen million (15,000,000) shares shall be Preferred Stock, $.0001 par value per share, of which 5,943,536 shares of Preferred Stock, $.0001 par value per share are designated as "Series A Preferred Stock" (the "Series A Preferred Stock") and 1,857,355 shares of Preferred Stock, $.0001 par value per share are designated as Series B Preferred Stock (the "Series B Preferred Stock")."

            SECOND: That, thereafter, the Corporation's stockholders approved this amendment by written consent in accordance with Section 228 of the Delaware General Corporation Law.

            THIRD: That this amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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      IN WITNESS WHEREOF, Digital Theater Systems, Inc. has caused this
Certificate of Amendment to be signed by Jon Kirchner, its President, Chief Executive Officer and Corporate Secretary, this __ day of April, 2003.

                                    By:
                                       ------------------------------------
                                       Jon E. Kirchner, President and CEO

       [SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED
         CERTIFICATE OF INCORPORATION OF DIGITAL THEATER SYSTEMS, INC.]